Summary Translation	Exhibit 4.26

Loan Agreement

Contract No. : 2012JIYINDAIZIDI12100497

Borrower : Ganglian Finance Leasing Co., Ltd.

Lender : CITIC Shijiazhuang Branch

Signing Date : July 4, 2012

Loan Amount : RMB50,000,000

Length of maturity : From July 4, 2012 to July 4, 2013

Use of Loan : Working Capital

Loan Interest : 7.2565%

Date of Draft :July 4, 2012

Withdrawal Amount : RMB50,000,000

Payment Method : The interest should be repaid by monthly. The principal shall be fully repaid at the maturity date of the loan.

Repayment Date :July 4, 2013

Loan Guarantee : Guaranty of Pledge

- Hebei Chuanglian Finance Leasing Co., Ltd entered into The Maximum Pledge Contract with the lender, with the contract no. 2012JIYINZUIQUANZHIZIDI12140568